KCSA
Public Relations
Worldwide                                                               News
--------------------------------------------------------------------------------
Public & Investor Relations, Corporate & Marketing Communications



FOR: Marketing Services Group, Inc.

COMPANY CONTACT:                                                KCSA CONTACT:
David Sasso                                                     Lee Roth
(917) 339-7246                                                  (212) 896-1209
dsasso@mktgservices.com                                         lroth@kcsa.com



    Marketing Services Group Announces Partial Conversion of Preferred Stock


NEW YORK, NY, January 14, 2002 -- Marketing Services Group (Nasdaq: MKTG), a leading relationship marketing company, today announced that the holders of the Company's Series E preferred stock have recently converted an aggregate of approximately 5% of their preferred stock into 728,029 shares of common stock. The preferred shareholders are limited in their conversion to an additional 175,837 shares of common stock pursuant to the conditions of the agreement of February 24, 2000. Any additional conversion, beyond those outlined above will require shareholder approval based upon the 19.99% NASDAQ stock issuance limitations and the terms of the preferred stock itself. The maximum conversion is based upon the approximate 4,521,590 split-adjusted shares outstanding as of the date of the original agreement. The limitations, rights and obligations with respect to future conversions, are set forth in the Company's public filings including its most recent 10-K.


Commenting on the conversion, Jeremy Barbera, Chairman and CEO said, "The instrument was structured so that the preferred owners are not permitted to convert into an amount of common stock that would give any holder beneficial ownership of more than 4.9% of our common stock at any time. As a result of the conversion, our obligations have been reduced and only a small amount of additional conversions can be completed in the near-term without shareholder approval." Mr. Barbera further noted, "This instrument has a fixed conversion price of $2.3460 per share which was reset upon the recent exercisability of the GE warrants."


About Marketing Services Group
Marketing Services Group, Inc. (Nasdaq: MKTG), which is changing its name to MKTG Services Inc., is a leading relationship marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. Its customized marketing capabilities combine comprehensive traditional marketing tactics with an aggressive integration of sophisticated new media applications encompassing direct marketing, database management, analytics, interactive marketing services, telemarketing and media buying. Operating in seven major cities in the United States, the Company provides strategic services to Fortune 1000 and other prominent organizations in key industries including: Entertainment, Publishing, Fundraising, Business-to-Business, Education and Financial Services. General Electric Company has been the largest shareholder of the Company since 1997. The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001. Telephone:
917-339-7100. Additional information is available on the Company's website: http://www.mktgservices.com.
         ---------------------------

                                      # # #